Exhibit 99.1

The Cereghino Group

Corporate Investor Relations

206.388.5785 www.stockvalues.com

Contacts: Pat Sheaffer or Kevin Lycklama Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earnings Increase to $2.7 Million in First Fiscal Quarter 2018;
 Highlighted by Strong Loan Growth and Net Interest Margin Expansion

Vancouver, WA – July 25, 2017 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) ("Riverview" or the "Company") today reported net income increased to $2.7 million, or $0.12 per diluted share, in the first fiscal quarter ended June 30, 2017, compared to $1.7 million, or $0.08 per diluted share, in the first fiscal quarter one year ago.
"Riverview's first quarter operating performance was solid, as we begin to realize the benefits from the MBank transaction through improved profitability," stated Pat Sheaffer, chairman and chief executive officer. "We completed a successful system conversion during the quarter and we remain on track with our operating efficiency goals. We are steadily growing the loan portfolio while focusing on maintaining strong asset quality."
First Quarter Highlights (at or for the period ended June 30, 2017)

•	Net income grew to $2.7 million, or $0.12 per diluted share.
•	Net interest margin expanded by 35 basis points to 4.09%, compared to the first quarter a year ago.
•	Total loans increased to $797.5 million at June 30, 2017.
•	Non-performing assets were 0.27% of total assets.
•	Tangible book value per share improved to $3.80.
•	Total risk-based capital ratio was 14.41% and Tier 1 leverage ratio was 9.79%.
•	Successfully completed the MBank system conversion.
•	Riverview added to the Russell 2000® Index on June 26, 2017.
Income Statement
Riverview's net interest income increased $2.6 million, or 33%, to $10.4 million for the first fiscal quarter of 2018 compared to $7.8 million in the first fiscal quarter a year ago. The increase in net interest income was primarily due to an increase in average interest earning assets.
The net interest margin for the first fiscal quarter was 4.09%, an increase of 12 basis points from the linked quarter and an increase of 35 basis points from the prior year period. The increase from the linked quarter was primarily due to the accretion on MBank purchased loans as well as interest collected on nonaccrual loans. The interest accretion on purchased loans totaled $184,000 during the first quarter and resulted in a seven basis point increase in the net interest margin. Net interest income also included the recognition of $104,000 of nonaccrual interest income which resulted in a four basis point increase in the net interest margin.
"Our net interest margin before the accretion income and nonaccrual interest income increased 24 basis points compared to the year ago quarter," said Kevin Lycklama, executive vice president and chief financial officer. "The increase in our core net interest margin was primarily due to the growth in our loan and investment portfolios along with the addition of the MBank assets. We have also seen an increase in the yields on both our loan and investment portfolios as our new originations have been at higher yields than prior quarters."
Non-interest income increased to $2.7 million in the first fiscal quarter compared to $2.6 million in the preceding quarter and $2.5 million in the first quarter a year ago. The year over year increase was primarily due to an increase in fees and service charges, interchange revenue, mortgage related income and higher asset management fees.

RVSB Reports First Quarter Fiscal 2018 Profits
July 25, 2017

Asset management fees increased to $853,000 during the first fiscal quarter of 2018 compared to $730,000 in the preceding quarter and $822,000 in the same quarter a year ago. Riverview Trust Company's ("RTC") assets under management increased to $440.5 million at June 30, 2017 compared to $425.9 million three months earlier and $396.0 million a year earlier. During the preceding quarter, RTC opened a second office in the Portland suburb of Lake Oswego, allowing it to expand its footprint and product offerings in the Portland market.
Non-interest expense increased to $9.2 million during the first fiscal quarter of 2018 compared to $8.9 million in the preceding quarter and $7.8 million in the first quarter a year ago. "The increase was primarily due to the addition of the operating expenses of MBank, as well as $429,000 in transaction-related expenses in the first fiscal quarter compared to $458,000 in the prior linked quarter," added Lycklama. "Going forward, we anticipate the remaining transaction-related expenses to be minimal. We expect to see continued improvements in our operating ratios, including EPS and efficiency, as we realize the expected cost savings, efficiencies and revenue growth from this transaction."
Balance Sheet Review
"The year-over-year loan growth is attributed to both the new loans acquired from MBank, as well as robust organic loan growth by our seasoned lenders," said Ron Wysaske, president and chief operating officer. "We continue to benefit from operating in the thriving southern Washington and Portland-area markets, although loan pricing remains a challenge. Loan originations increased during the quarter to $89.6 million compared to $67.5 million in the prior quarter."
Total loans increased $18.1 million during the quarter to $797.5 million at June 30, 2017 compared to $779.4 million at March 31, 2017. Total loans have grown $167.7 million, or 26.6%, during the past twelve months. The commercial loan pipeline totaled $58.9 million at the end of the quarter. Undisbursed construction loans totaled $64.6 million at June 30, 2017, with the majority of the undisbursed construction loans expected to fund over the next several quarters.
Total deposits were $973.5 million at June 30, 2017, compared to $980.1 million at March 31, 2017. Total deposits have increased $183.9 million, or 23.3%, during the past twelve months. Checking account balances increased to 44.1% of total deposits compared to 42.8% a year ago as the branch network has continued to focus on customer relationships and growing core deposits.
Shareholders' equity was $113.9 million at June 30, 2017 compared to $111.3 million three months earlier and $110.0 million a year earlier. Tangible book value per share was $3.80 at June 30, 2017 compared to $3.68 at March 31, 2017, and $3.75 at June 30, 2016. A quarterly cash dividend of $0.0225 per share was paid on July 25, 2017.
Credit Quality
Riverview's classified assets totaled $8.8 million at June 30, 2017 compared to $10.3 million three months earlier. At June 30, 2017, the classified asset to total capital ratio was 7.5% compared to 9.1% three months earlier.
Non-performing loans were $2.8 million, or 0.35% of total loans, at June 30, 2017, compared to $2.7 million, or 0.35% of total loans, three months earlier. REO balances were $298,000 at June 30, 2017, which were unchanged compared to the preceding quarter. There were no additions to REO during the quarter.
At June 30, 2017, the allowance for loan losses totaled $10.6 million, representing 1.33% of total loans compared to 1.35% of total loans at March 31, 2017. Included in the carrying value of loans are net discounts on the MBank purchased loans which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $2.8 million at June 30, 2017 compared to $3.0 million in the prior quarter. Net loan recoveries were $69,000 during the first fiscal quarter of 2018 compared to $239,000 in the preceding quarter.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as "well capitalized" with a total risk-based capital ratio of 14.41%, Tier 1 leverage ratio of 9.79% and tangible common equity to tangible assets ratio of 7.80% at June 30, 2017.

RVSB Reports First Quarter Fiscal 2018 Profits
July 25, 2017

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. We believe that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders' equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.
The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	June 30, 2017	March 31, 2017	June 30, 2016

Shareholders' equity	$113,917	$111,264	$109,991
Goodwill	27,076	27,076	25,572
Core deposit intangible, net	1,277	1,335	-
Tangible shareholders' equity	$85,564	$82,853	$84,419

Total assets	$1,125,161	$1,133,939	$932,447
Goodwill	27,076	27,076	25,572
Core deposit intangible, net	1,277	1,335	-
Tangible assets	$1,096,808	$1,105,528	$906,875

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $1.13 billion at June 30, 2017, it is the parent company of the 94-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 19 branches, including 14 in the Portland-Vancouver area and three lending centers. For the past 4 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: expected cost savings, synergies and other financial benefits from our pending purchase of certain assets and assumption of certain liabilities of MBank and Merchants Bancorp pursuant to the Purchase and Assumption Agreement (the "Agreement") with Merchants Bancorp and its wholly owned subsidiary MBank (the "transaction") might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; the requisite approval of Merchants Bancorp's shareholders and regulatory approvals for the transaction might not be obtained; the Company's ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company's allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company's market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company's net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company's market areas; secondary market conditions for loans and the Company's ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company's reserve for loan losses, write-down assets, change Riverview Community Bank's regulatory capital position or affect the Company's ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative

RVSB Reports First Quarter Fiscal 2018 Profits
July 25, 2017

or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company's ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company's ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company's assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company's balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company's workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company's ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company's ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock price performance.

RVSB Reports First Quarter Fiscal 2018 Profits
July 25, 2017

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	June 30, 2017	March 31, 2017	June 30, 2016
ASSETS

Cash (including interest-earning accounts of $14,919, $46,245	$34,108	$64,613	$50,377
and $36,120)
Certificate of deposits held for investment	11,042	11,042	16,271
Loans held for sale	768	478	457
Investment securities:
Available for sale, at estimated fair value	205,012	200,214	163,684
Held to maturity, at amortized cost	54	64	72
Loans receivable (net of allowance for loan losses of $10,597, $10,528
and $9,960)	786,913	768,904	619,854
Real estate owned	298	298	569
Prepaid expenses and other assets	3,901	3,815	3,286
Accrued interest receivable	3,086	2,941	2,451
Federal Home Loan Bank stock, at cost	1,181	1,181	1,060
Premises and equipment, net	16,041	16,232	14,403
Deferred income taxes, net	6,051	7,610	8,141
Mortgage servicing rights, net	408	398	381
Goodwill	27,076	27,076	25,572
Core deposit intangible, net	1,277	1,335	-
Bank owned life insurance	27,945	27,738	25,869

TOTAL ASSETS	$1,125,161	$1,133,939	$932,447

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$973,483	$980,058	$789,555
Accrued expenses and other liabilities	8,302	13,080	7,229
Advance payments by borrowers for taxes and insurance	596	693	521
Junior subordinated debentures	26,414	26,390	22,681
Capital lease obligations	2,449	2,454	2,470
Total liabilities	1,011,244	1,022,675	822,456

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
June 30, 2017 – 22,527,401 issued and outstanding;	225	225	225
March 31, 2017 - 22,510,890 issued and outstanding;
June 30, 2016 – 22,507,890 issued and outstanding;
Additional paid-in capital	64,556	64,468	64,421
Retained earnings	50,482	48,335	43,976
Unearned shares issued to employee stock ownership plan	(52)	(77)	(155)
Accumulated other comprehensive income (loss)	(1,294)	(1,687)	1,524
Total shareholders' equity	113,917	111,264	109,991

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,125,161	$1,133,939	$932,447

RVSB Reports First Quarter Fiscal 2018 Profits
July 25, 2017

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended
(In thousands, except share data) (Unaudited)	June 30, 2017	March 31, 2017	June 30, 2016
INTEREST INCOME:
Interest and fees on loans receivable	$ 9,789	$ 8,655	$ 7,440
Interest on investment securities - taxable	1,133	1,115	720
Interest on investment securities - nontaxable	14	14	-
Other interest and dividends	87	99	102
Total interest and dividend income	11,023	9,883	8,262

INTEREST EXPENSE:
Interest on deposits	322	314	281
Interest on borrowings	268	224	158
Total interest expense	590	538	439
Net interest income	10,433	9,345	7,823
Recapture of loan losses	-	-	-

Net interest income after recapture of loan losses	10,433	9,345	7,823

NON-INTEREST INCOME:
Fees and service charges	1,407	1,362	1,323
Asset management fees	853	730	822
Net gain on sale of loans held for sale	225	163	139
Bank owned life insurance income	207	194	191
Other, net	46	137	39
Total non-interest income	2,738	2,586	2,514

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,422	5,335	4,640
Occupancy and depreciation	1,346	1,299	1,137
Data processing	616	578	495
Amortization of core deposit intangible	58	27	-
Advertising and marketing expense	234	146	193
FDIC insurance premium	145	83	122
State and local taxes	154	154	139
Telecommunications	104	93	73
Professional fees	415	562	258
Real estate owned expenses	2	2	15
Other	678	639	743
Total non-interest expense	9,174	8,918	7,815

INCOME BEFORE INCOME TAXES	3,997	3,013	2,522
PROVISION FOR INCOME TAXES	1,343	979	825
NET INCOME	$ 2,654	$ 2,034	$ 1,697

Earnings per common share:
Basic	$ 0.12	$ 0.09	$ 0.08
Diluted	$ 0.12	$ 0.09	$ 0.08
Weighted average number of common shares outstanding:
Basic	22,504,852	22,489,336	22,467,861
Diluted	22,589,440	22,585,976	22,514,235

RVSB Reports First Quarter Fiscal 2018 Profits
July 25, 2017

(Dollars in thousands)	At or for the three months ended
	June 30, 2017	March 31, 2017	June 30, 2016
AVERAGE BALANCES
Average interest–earning assets	$1,023,196	$955,957	$839,427
Average interest-bearing liabilities	745,172	710,266	625,624
Net average earning assets	278,024	245,691	213,803
Average loans	786,317	716,452	632,967
Average deposits	961,421	894,284	782,827
Average equity	113,661	111,054	109,809
Average tangible equity (non-GAAP)	85,278	85,450	84,237

ASSET QUALITY	June 30, 2017	March 31, 2017	June 30, 2016

Non-performing loans	$2,792	$2,749	$2,356
Non-performing loans to total loans	0.35%	0.35%	0.37%
Real estate/repossessed assets owned	$298	$298	$569
Non-performing assets	$3,090	$3,047	$2,925
Non-performing assets to total assets	0.27%	0.27%	0.31%
Net loan recoveries in the quarter	$(69)	$(239)	$(75)
Net recoveries in the quarter/average net loans	(0.04)%	(0.14)%	(0.05)%

Allowance for loan losses	$10,597	$10,528	$9,960
Average interest-earning assets to average
interest-bearing liabilities	137.31%	134.59%	134.17%
Allowance for loan losses to
non-performing loans	379.55%	382.98%	422.75%
Allowance for loan losses to total loans	1.33%	1.35%	1.58%
Shareholders' equity to assets	10.12%	9.81%	11.80%

CAPITAL RATIOS
Total capital (to risk weighted assets)	14.41%	14.06%	16.26%
Tier 1 capital (to risk weighted assets)	13.16%	12.81%	15.01%
Common equity tier 1 (to risk weighted assets)	13.16%	12.81%	15.01%
Tier 1 capital (to average tangible assets)	9.79%	10.21%	11.16%
Tangible common equity (to average tangible assets)	7.80%	7.49%	9.31%

DEPOSIT MIX	June 30, 2017	March 31, 2017	June 30, 2016

Interest checking	$171,360	$171,152	$151,339
Regular savings	126,704	126,370	98,808
Money market deposit accounts	274,537	289,998	237,936
Non-interest checking	258,223	242,738	186,451
Certificates of deposit	142,659	149,800	115,021
Total deposits	$973,483	$980,058	$789,555

RVSB Reports First Quarter Fiscal 2018 Profits
July 25, 2017

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
June 30, 2017	(Dollars in thousands)
Commercial business	$125,732	$-	$-	$125,732
Commercial construction	-	-	28,082	28,082
Office buildings	-	130,514	-	130,514
Warehouse/industrial	-	77,895	-	77,895
Retail/shopping centers/strip malls	-	70,300	-	70,300
Assisted living facilities	-	4,580	-	4,580
Single purpose facilities	-	168,542	-	168,542
Land	-	15,340	-	15,340
Multi-family	-	46,189	-	46,189
One-to-four family construction	-	-	15,104	15,104
Total	$125,732	$513,360	$43,186	$682,278

March 31, 2017
Commercial	$107,371	$-	$-	$107,371
Commercial construction	-	-	27,050	27,050
Office buildings	-	121,983	-	121,983
Warehouse/industrial	-	74,671	-	74,671
Retail/shopping centers/strip malls	-	78,757	-	78,757
Assisted living facilities	-	3,686	-	3,686
Single purpose facilities	-	167,974	-	167,974
Land	-	15,875	-	15,875
Multi-family	-	43,715	-	43,715
One-to-four family construction	-	-	19,107	19,107
Total	$107,371	$506,661	$46,157	$660,189

LOAN MIX	June 30, 2017	March 31, 2017	June 30, 2016
	(Dollars in Thousands)
Commercial and construction
Commercial business	$125,732	$107,371	$61,696
Other real estate mortgage	513,360	506,661	411,539
Real estate construction	43,186	46,157	34,558
Total commercial and construction	682,278	660,189	507,793
Consumer
Real estate one-to-four family	91,898	92,865	86,515
Other installment	23,334	26,378	35,506
Total consumer	115,232	119,243	122,021

Total loans	797,510	779,432	629,814

Less:
Allowance for loan losses	10,597	10,528	9,960
Loans receivable, net	$786,913	$768,904	$619,854

RVSB Reports First Quarter Fiscal 2018 Profits
July 25, 2017

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest	Other
	Oregon	Washington	Washington	Other	Total
June 30, 2017	(Dollars in thousands)
Non-performing assets

Commercial	$-	$292	$-	$-	$292
Commercial real estate	1,111	212	-	-	1,323
Land	791	-	-	-	791
Consumer	-	277	-	109	386
Total non-performing loans	1,902	781	-	109	2,792

REO	-	-	298	-	298

Total non-performing assets	$1,902	$781	$298	$109	$3,090

DETAIL OF LAND DEVELOPMENT AND SPECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
June 30, 2017	(Dollars in thousands)

Land development	$1,763	$929	$12,648	$15,340
Speculative construction	947	321	10,795	12,063

Total land development and speculative construction	$2,710	$1,250	$23,443	$27,403

RVSB Reports First Quarter Fiscal 2018 Profits
July 25, 2017

	At or for the three months ended
SELECTED OPERATING DATA	June 30, 2017	March 31, 2017	June 30, 2016

Efficiency ratio (4)	69.65%	74.75%	75.60%
Coverage ratio (6)	113.72%	104.79%	100.10%
Return on average assets (1)	0.96%	0.79%	0.74%
Return on average equity (1)	9.37%	7.43%	6.20%

NET INTEREST SPREAD
Yield on loans	4.99%	4.90%	4.71%
Yield on investment securities	2.21%	2.23%	1.85%
Total yield on interest-earning assets	4.32%	4.20%	3.95%

Cost of interest-bearing deposits	0.18%	0.19%	0.19%
Cost of FHLB advances and other borrowings	3.69%	3.19%	2.52%
Total cost of interest-bearing liabilities	0.32%	0.31%	0.28%

Spread (7)	4.00%	3.89%	3.67%
Net interest margin	4.09%	3.97%	3.74%

PER SHARE DATA
Basic earnings per share (2)	$0.12	$0.09	$0.08
Diluted earnings per share (3)	0.12	0.09	0.08
Book value per share (5)	5.06	4.94	4.89
Tangible book value per share (5) (non-GAAP)	3.80	3.68	3.75
Market price per share:
High for the period	$7.47	$7.90	$4.89
Low for the period	6.51	6.87	4.30
Close for period end	6.64	7.15	4.73
Cash dividends declared per share	0.0225	0.0200	0.0200

Average number of shares outstanding:
Basic (2)	22,504,852	22,489,336	22,467,861
Diluted (3)	22,589,440	22,585,976	22,514,235

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders' equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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